Exhibit 99.2

BASIS OF PRESENTATION

Unless otherwise indicated or the context otherwise requires, references herein to “we,” “our,” “us,” “the Company” and “Harsco” refer to Harsco Corporation and each of its consolidated subsidiaries, and the “Issuer” refers to Harsco Corporation and not any of its subsidiaries.

On May 8, 2019, we, solely in our capacity as guarantor, and Calrissian Holdings, LLC, a Delaware limited liability company and our wholly owned subsidiary (“CH LLC”), entered into a stock purchase agreement (the “Acquisition Agreement”) with CEHI Acquisition Corporation, a Delaware corporation (“Clean Earth”), the holders of stock and options in Clean Earth (the “Sellers”) and Compass Group Diversified Holdings LLC, a Delaware limited liability company (the “Sellers’ Representative”), in its capacity as representative of the Sellers (the “Acquisition”). Also on May 8, 2019, we entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) to sell the Air-X-Changers business (“Air-X-Changers”). Our audited annual consolidated financial statements as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016 have not been retroactively revised to reflect the Acquisition or the Asset Sale. Similarly our unaudited consolidated financial statements as of March 31, 2019 and for the three months ended March 31, 2019 and 2018 have not been retroactively revised to reflect the Acquisition or the Asset Sale.

USE OF NON-GAAP MEASURES

EBITDA, Adjusted EBITDA, Further Adjusted EBITDA, Free Cash Flow and Free Cash Flow before growth capital expenditures as presented herein, are examples of measures of performance not defined under U.S. generally accepted accounting principles (“U.S. GAAP”). EBITDA represents operating performance based on income from continuing operations before interest expense, net, income tax expense (benefit), and depreciation and amortization as well as equity in (income) loss of unconsolidated entities, net, change in fair value to the unit adjustment liability and loss on dilution and sale of equity method investment, loss on early extinguishment of debt, and defined benefit pension (income) expense. Adjusted EBITDA is calculated using EBITDA adjusted further by (i) eliminating items of non-operating income or expense, (ii) eliminating the impact of certain non-cash and other items that are included in net income for the period that we do not consider indicative of our ongoing operating performance and (iii) eliminating certain unusual items impacting results in a particular period to more accurately reflect management’s view of the recurring profitability of the business. Further Adjusted EBITDA is calculated using Adjusted EBITDA adjusted further to give pro forma effect to the Transactions (as defined below) and prospective synergies. Free Cash Flow is calculated as Net cash provided by operating activities less capital expenditures and plus capital expenditures for strategic ventures and total proceeds from sales of assets. Free Cash Flow before growth capital expenditures is defined as Net cash provided by operating activities, less capital expenditures, plus capital expenditures for strategic ventures, plus total proceeds from sales of assets, plus growth capital expenditures.

You are encouraged to evaluate these measures and the reasons we consider them appropriate for supplemental analysis. Additionally, certain of the adjustments included to arrive at Further Adjusted EBITDA are based on projections and estimates of expected costs related to the Transactions, cost savings and synergies and are forward-looking in nature. In evaluating EBITDA, Adjusted EBITDA, Further Adjusted EBITDA, Free Cash Flow and Free Cash Flow before growth capital expenditures you should be aware that in the future we may incur expenses that are the same as or similar to some of the included adjustments. Our presentation of EBITDA, Adjusted EBITDA, Further Adjusted EBITDA and Free Cash Flow and Free Cash Flow before growth capital expenditures should not be construed as an inference that our future results will be unaffected by any of the adjusted items, or that our projections and estimates will be realized in their entirety or at all.

We believe that each of EBITDA, Adjusted EBITDA, Further Adjusted EBITDA, Free Cash Flow and Free Cash Flow before growth capital expenditures as described herein enhances an investor’s understanding of our financial performance and provides an overall understanding of our historical and future prospects. We believe each of these measures is a useful financial metric to assess our operating performance from period to period and we use these measures for business planning purposes. Our management also believes EBITDA, Adjusted EBITDA, Further Adjusted EBITDA, Free Cash Flow and Free Cash Flow before growth capital expenditures are useful to investors because they and similar measures are frequently used by securities analysts, investors, ratings agencies and other interested parties to evaluate our competitors and to measure the ability of companies to service their debt. In addition, we believe each of these measures permits evaluation and comparison of results for our core business operations, and it is on this basis that management internally assesses our performance. Non-GAAP financial measures should not be construed as being more important than comparable U.S. GAAP measures.

Our management believes that Free Cash Flow, which is a non-GAAP financial measure, is meaningful to investors because management reviews cash flows generated from operations less capital expenditures net of asset sales proceeds for planning and performance evaluation purposes. Our management also believes that Free Cash Flow before growth capital expenditures, which is a non-GAAP financial measure, is meaningful to investors because management uses this as a key factor in the deployment of capital for strategic planning purposes. It is important to note that Free Cash Flow and Free Cash Flow before growth capital expenditures do not represent the total residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements and settlements of foreign currency forward exchange contracts, are not deducted from these measures. These measures have limitations as analytical tools, and you should not consider them in isolation or as alternatives to cash flow from operating activities or any other liquidity measure determined in accordance with U.S. GAAP. You are encouraged to evaluate each adjustment and the reasons we consider it appropriate for supplemental analysis. In addition, in evaluating Free Cash Flow, you should be aware that in the future, we may incur expenditures similar to the adjustments in the presentation of Free Cash Flow. In addition, these measures may not be comparable to similarly titled measures used by peer companies or across different industries.

Moreover, under the credit agreement (the “Credit Agreement”) governing our revolving credit facility (the “Revolving Credit Facility”) and term loan facility (the “Term Loan Facility” and together with the Revolving Credit Facility, the “Senior Secured Credit Facility”), and the agreement that will govern the private financing transaction, our ability to engage in certain activities, such as incurring certain additional indebtedness, making certain investments, and paying certain dividends, is tied to ratios based on Adjusted EBITDA (which is defined as “Consolidated EBITDA” in the Credit Agreement and “EBITDA” in the agreement that will govern the private financing transaction). These definitions may vary from Adjusted EBITDA and Further Adjusted EBITDA that we present herein.

Because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and Further Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. EBITDA, Adjusted EBITDA and Further Adjusted EBITDA have important limitations as analytical tools, and investors should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. For example, EBITDA, Adjusted EBITDA and Further Adjusted EBITDA:

•	exclude certain tax obligations that may represent a reduction in cash available to us;

•	do not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	do not reflect any cash capital expenditure requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements, necessary to service our debt interest and principal payments.

We define Clean Earth EBITDA as net income (loss) before interest expense, income (expense) for income taxes, and depreciation and amortization (“Clean Earth EBITDA”), which is further adjusted for certain other items (“Clean Earth Adjusted EBITDA”). We define Clean Earth Further Adjusted EBITDA as Clean Earth Adjusted EBITDA, which is further adjusted for certain other items, including costs related to facility closures (“Clean Earth Further Adjusted EBITDA”). Each of Clean Earth EBITDA, Clean Earth Adjusted EBITDA and Clean Earth Further Adjusted EBITDA is not defined under U.S. GAAP, is not a measure of operating income, operating performance, or liquidity presented in accordance with U.S. GAAP, and is subject to important limitations as an analytical tool, and investors should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. We present Clean Earth EBITDA, Clean Earth Adjusted EBITDA and Clean Earth Further Adjusted EBITDA in order to provide supplemental information that we consider relevant for the readers of its financial statements, and such information is not meant to replace or supersede U.S. GAAP measures. Because not all companies use identical calculations, our presentation of Clean Earth EBITDA, Clean Earth Adjusted EBITDA and Clean Earth Further Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. Investors should be aware that Clean Earth EBITDA, Clean Earth Adjusted EBITDA and Clean Earth Further Adjusted EBITDA may not be entirely comparable to our presentation of EBITDA and Adjusted EBITDA.

We define Clean Earth Free Cash Flow before growth capital expenditures as Net cash provided by operating activities less capital expenditures, plus total proceeds from asset sales plus growth capital expenditures. See the discussion above regarding our use of Free Cash Flow.

We present Adjusted EBITDA for Air-X-Changers herein, which is a non-GAAP measure. We define Adjusted EBITDA for Air-X-Changers as income from continuing operations of Air-X-Changers as adjusted for income tax expenses, interest expense, depreciation and amortization, stock compensation and other adjustments. We present Adjusted EBITDA for Air-X-Changers in order to provide supplemental information that we consider relevant in presenting our Further Adjusted EBITDA to reflect the Asset Sale.

FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements that reflect our current views with respect to, among other things, our operations and financial performance, and include statements concerning the Acquisition and the anticipated benefits of the Acquisition, the incurrence of additional indebtedness that we intend to obtain to finance the purchase price of the Acquisition, as well as the consummation of the Asset Sale and the anticipated benefits of the Asset Sale. Forward-looking statements include all statements that are not historical facts. In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. These statements are based on assumptions and assessments made by our management in light of their experience and their perception of historical trends, current conditions, expected future developments, and other factors they believe to be appropriate. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual timing, outcomes, or results to differ materially from those indicated in these statements.

Factors that could cause actual results, developments and business decisions to differ, perhaps materially, from those implied by forward-looking statements include, but are not limited to:

•	changes in the worldwide business environment in which we operate, including general economic conditions;

•	unforeseen business disruptions in one or more of the many countries in which we operate due to political instability, civil disobedience, armed hostilities, public health issues or other calamities;

•	the seasonal nature of our business;

•	the financial condition of our customers, including the ability of customers (especially those that may be highly leveraged and those with inadequate liquidity) to maintain their credit availability;

•	the outcome of any disputes with customers, contractors and subcontractors;

•	changes in currency exchange rates, interest rates, commodity and fuel costs and capital costs;

•	market and competitive changes, including pricing pressures, market demand and acceptance for new products, services and technologies;

•	changes in governmental laws and regulations, including environmental, occupational health and safety, tax and import tariff standards;

•

changes in the performance of equity and bond markets that could affect, among other things, the valuation of the assets in our pension plans and the accounting for pension assets, liabilities and expenses;

•	the integration of our strategic acquisitions;

•	our ability to successfully enter into new contracts and complete new acquisitions or strategic ventures in the time-frame contemplated, or at all;

•	disruptions associated with labor disputes and increased operating costs associated with union organization;

•	failure to effectively prevent, detect or recover from breaches in our cybersecurity infrastructure;

•	our inability or failure to protect our intellectual property rights from infringement in one or more of the many countries in which we operate;

•	implementation of environmental remediation matters, particularly with regards to Clean Earth;

•	risk and uncertainty associated with intangible assets;

•	the amount and timing of repurchases of our common stock, if any;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreements entered into for the Acquisition and the Asset Sale;

•

failure to realize the growth opportunities and operational synergies that are anticipated from the Acquisition, and/or the costs of integrating Clean Earth into our business may exceed our expectations;

•	the pendency of the Acquisition and the Asset Sale could adversely affect our business, financial results and operations;

•	our actual financial position and results of operations may differ materially from the unaudited pro forma financial information;

•	our ability to obtain or renew operating permits or license agreements of Clean Earth;

•	failure to retain key management and employees of Clean Earth and its subsidiaries;

•	risks related to our indebtedness;

•	risks related to the private financing transaction and to similar private financing transactions generally;

•	potential severe volatility in the capital markets and the impact on our costs to obtain debt financing as may be necessary to consummate the Acquisition; and

•	other risk factors listed herein and from time to time in our SEC reports.

We caution you that the risks, uncertainties and other factors referenced above may not contain all of the risks, uncertainties and other factors that are important to you. In addition, we cannot assure you that we will realize the results, benefits or developments that we expect or anticipate or, even if substantially realized, that they will result in the consequences or affect us or our business in the way expected. There can be no assurance that (i) we have correctly measured or identified all factors affecting our business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) our strategy, particularly the Acquisition and the Asset Sale, which is based in part on this analysis, will be successful. The factors above should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein. All forward-looking statements included herein apply only as of the date hereof or as of the date they were made and we undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

SUMMARY

This summary highlights selected information about us and does not contain all information that you should consider. You should read this document together with the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2019 and the Unaudited Pro Forma Financial Statements.

OUR COMPANY

We are a diversified, multinational provider of industrial environmental services and engineered products serving global industries that are fundamental to worldwide economic growth and infrastructure development.

Historically, our operations have consisted of three operating segments: Harsco Metals & Minerals, Harsco Industrial and Harsco Rail. As described herein, on May 8, 2019, we entered into a definitive agreement to acquire Clean Earth and, upon consummation of the Acquisition, Clean Earth will be added as a fourth operating segment, which we refer to as Harsco Clean Earth herein. Concurrently with the announcement of the Acquisition, we also announced that we had entered into a definitive agreement to sell Air-X-Changers, a business in Harsco Industrial, to Chart Industries, Inc. (the “Asset Sale”). See “—Recent Developments—Acquisition of Clean Earth” and “—Recent Developments—Sale of Air-X-Changers” for additional information on these transactions. References herein to pro forma financial information give effect to the private debt financing and borrowings under our Revolving Credit Facility, as well as the use of proceeds therefrom, including the consummation of each of the Acquisition and the Asset Sale and related transactions and the payment of fees and expenses related thereto (collectively, the “Transactions”). In addition, on May 30, 2019, we announced that our Harsco Metals & Minerals segment was rebranded Harsco Environmental and it is referred to as such herein.

In general, we believe that each of our existing segments and Harsco Clean Earth are among the global market leaders in their respective sectors.

•

Harsco Environmental: provides on-site environmental services including resource recovery from steel and metal manufacturing, and material logistics; provides value added environmental solutions for industrial byproducts; extracts high-value metallic content from stainless steel by-products and specializes in the development of minerals technologies for commercial applications; sells road base materials and manufactures high performance asphalt products.

•

Harsco Clean Earth: provides environmental services for a variety of contaminated materials including soils, dredged material, and hazardous waste; analyzes, treats, documents and recycles waste streams generated in multiple end markets such as utilities, infrastructure, chemicals, aerospace and defense, non-public and private development, medical, industrial and dredging.

•	Harsco Rail: provides highly engineered maintenance equipment, after-market parts and safety and diagnostic systems which support railroad and transit customers worldwide.

•

Harsco Industrial: supplies custom-engineered and manufactured air-cooled heat exchangers that support the processing and distribution of natural gas and downstream refined products; manufactures a full range of metal bar grating configurations, used mainly in industrial flooring, as well as safety and security applications; and also manufactures energy-efficient heat transfer products such as boilers and water heaters, for various commercial and industrial applications.

As of March 31, 2019, we employed approximately 10,400 employees across our various locations which span approximately 30 countries. Following the consummation of the Acquisition and the Asset Sale, we do not expect the number of our employees to change significantly.

The diversification of our revenues on a segment and geographical basis, on a pro forma basis after giving effect to the Transactions, is outlined below for the year ended December 31, 2018.

Pro Forma Revenues by Operating Segment (2018)	Pro Forma Revenues by Geography (2018)

For the twelve months ended March 31, 2019, on a pro forma basis after giving effect to the Transactions, we had total revenues of $1,794.9 million, income from continuing operations of $116.3 million, and Further Adjusted EBITDA of $331.4 million. See “—Summary Unaudited Pro Forma and Historical Consolidated Financial Information—Summary Unaudited Pro Forma Consolidated Financial Information” for a reconciliation of income from continuing operations to Further Adjusted EBITDA.

OUR OPERATING SEGMENTS

Harsco Environmental

Harsco Environmental (formerly known as Harsco Metals & Minerals) is one of the world’s largest providers of on-site environmental services including resource recovery from steel and metal manufacturing, and material logistics in approximately 30 countries, with the largest operations focused in the United States, France, the United Kingdom, Brazil and China. These operations are linked to customer operations and the performance of services enables the customer to focus on their core business. We have approximately 70 customers globally and operate across approximately 145 sites, some of which span multiple long-term contracts. We operate generally under long-term contracts with high renewal rates, and in many cases the segment has operated at a customer location for several decades.

We also provide value added environmental solutions for industrial byproducts. For example, we produce industrial abrasives and roofing granules from power-plant utility coal slag at several locations throughout the United States. Our BLACK BEAUTY® abrasives are used for industrial surface preparation, such as rust removal and cleaning of bridges, ship hulls and various structures. Roofing granules are sold to residential roofing shingle manufacturers in the United States, primarily for the replacement roofing market. This business is one of the largest U.S. producers of slag abrasives and residential roofing granules. Additionally, we are able to extract high-value metallic content from stainless steel by-products and specialize in the development of minerals technologies for commercial applications, including agriculture fertilizers, by providing over 40 services across the steel production value chain. We also sell road base materials and manufacture high performance asphalt products, branded under SteelPhalt, for the U.K. road-making market. We have also undertaken several initiatives focused on developing greater environmental sustainability through the recovery of resources from byproducts and related streams.

The principal business drivers of Harsco Environmental are global metals production and capacity utilization; outsourcing of services by metals producers; demand for high-value specialty steel and ferro alloys; demand for environmental solutions for metals and minerals byproduct streams; demand for industrial and infrastructure surface preparation and restoration; demand for residential roofing shingles; and demand for road making materials. The key competitive factors in this segment are innovative resource recovery solutions, significant industry experience, technology, safety performance, and service quality. Harsco Environmental competes principally with a number of privately-held businesses for services outsourced by customers. Additionally, due to the nature of this segment’s services, it encounters a certain degree of competition from customers’ desire to perform similar services themselves instead of using an external solution.

As of March 31, 2019, our metals services contracts had estimated contracted revenues of $3.2 billion at current production levels, compared to $3.1 billion and $2.8 billion at December 31, 2018 and 2017, respectively. Since 2016, we added 30 new contracts with an average term of 10 years, creating additional expected future revenue of approximately $1.1 billion. Our operations are geographically diversified, for the year ended December 31, 2018, approximately 28% of the segment’s revenues originated in North America, 37% in Western Europe, 14% in Latin America, 14% in Asia Pacific, 5% in the Middle East and Africa, and 3% in Eastern Europe.

Harsco Clean Earth

Harsco Clean Earth, which will become our fourth operating segment once the Acquisition is consummated, is one of the largest specialty waste processing companies in the United States, providing processing and beneficial reuse solutions for hazardous wastes, contaminated materials, and dredged volumes. We analyze, treat, document and recycle waste streams generated across many diverse end markets in the infrastructure, industrial, commercial and institutional sectors. Harsco Clean Earth is a leader in the hazardous waste processing market, and is the largest operator in the contaminated materials and dredged material management market, operating 27 permitted facilities in the United States. We estimate that the U.S. addressable market for Harsco Clean Earth is approximately $8 billion, comprised of 63% hazardous waste, 33% contaminated materials and 4% dredged material management at December 31, 2018. We currently maintain a portfolio of more than 200 scarce and difficult-to-replicate permits with a 100% permit renewal success rate, to date. This operating segment employed approximately 600 hourly and salaried employees located throughout the United States at December 31, 2018.

Harsco Clean Earth operates across three business lines:

•

Hazardous Waste business line provides tracking, testing, processing, recycling, and disposal services for hazardous waste streams, which accounted for 40% of Harsco Clean Earth revenues for the year ended December 31, 2018. The segment offers a wide-range of unique treatment and disposal offerings for hazardous waste across nine treatment, storage, and disposal facilities (“TSDFs”) and 220 process codes throughout the United States.

•

Contaminated Materials business line treats contaminated soil generated from industrial activities representing 51% of revenues for the year ended December 31, 2018. Harsco Clean Earth has 25 years of experience treating contaminated materials for recycling and beneficial reuse. Harsco Clean Earth processes and recycles approximately four million tons of contaminated materials per year across 14 facilities.

•

The Dredged material business line treats dredged material from both maintenance activities and environmental-driven projects and represented 9% of total revenues for the year ended December 31, 2018. Harsco Clean Earth is the largest dredge material processing and beneficial reuse company in the New York / New Jersey Harbor.

This segment provides services to a variety of customers and handles unique materials, including industrial solvents, oncology drugs, lab packs and mercury devices among others, which often require a range of custom solutions. This segment provides its core material treatment capabilities and complementary services. In addition to its treatment offerings, this segment also provide turnkey services that include proper identification of waste services, management of all transportation and logistics, appropriate testing and analytics, manifesting/documentation and environmentally compliant placement of treated materials at backend locations.

Harsco Clean Earth serves approximately 1,700 customers at more than 5,000 discrete sites. We maintain strong relationships with customers at various levels of the decision and supply chain, including public and private corporations and property owners, as well as environmental consultants, brokers, construction firms, municipalities, and regulatory agencies, among others. Harsco Clean Earth’s top 10 customers accounted for approximately 20% of its net sales for the year ended December 31, 2018.

As of March 31, 2019, Harsco Clean Earth’s Contaminated Materials business line had a backlog of approximately 2.9 million tons. Historically, Harsco Clean Earth’s backlog has represented over two-thirds of a full-year processing cycle. All of Harsco Clean Earth’s revenues in 2018 was generated in North America. For the year ended December 31, 2018, approximately 51% of Harsco Clean Earth’s revenues were generated by its contaminated materials business line, 40% were generated by its hazardous waste business line and 9% were generated by its dredged material business line.

Harsco Rail

Harsco Rail is a global provider of equipment, after-market parts and services for the maintenance, repair and construction of railway track. We manufacture and sell highly-engineered railway track maintenance equipment, collision avoidance and warning systems to support passenger, rail worker and pedestrian safety, and measurement and diagnostic technologies that support railway maintenance programs. These products are produced primarily in the United States for customers throughout the world. Additionally, this segment provides railway track maintenance services principally in the United States and the United Kingdom. For the year ended December 31, 2018, approximately 40% of this segment’s revenues was generated by its original equipment business line, 45% was generated by its aftermarket sales business line, 10% was generated by its contracting solutions business line and 5% was generated by its Protran technology business line.

We believe we are differentiated from our competitors, primarily privately-held global businesses as well as certain regional competitors, with our product quality, technology and high level of customer service. Approximately 73% and 17% of the segment’s revenues originated in North America and Western Europe, respectively, for the year ended December 31, 2018. Harsco Rail is a leader in railway track monitoring, service and equipment in North America.

Harsco Industrial

Harsco Industrial comprises the following three manufacturing businesses principally located in the United States: Harsco Industrial Air-X-Changers; Harsco Industrial IKG; and Harsco Industrial Patterson-Kelly. On May 9, 2019, we announced that we had entered into a definitive agreement to sell Harsco Industrial Air-X-Changers. See “—Recent Developments—Sale of Air-X-Changers” for additional information on the sale of Air-X-Changers. On the same date, we also announced our intent to divest Harsco Industrial IKG and Harsco Industrial Patterson-Kelley, the other two businesses of this segment. We expect that any such divestiture could occur within 12 to 24 months.

•

Harsco Industrial Air-X-Changers is a leading supplier of custom-engineered and manufactured air-cooled heat exchangers for the natural gas compression and processing industry as well as the refining and petrochemical industry in the United States. Harsco Industrial Air-X-Changers’ heat exchangers are the primary apparatus used to condition natural gas during recovery, compression and transportation from underground reserves through major pipeline distribution channels.

•

Harsco Industrial IKG is a leading producer of steel grating in North America and manufactures a varied line of industrial grating and fencing products at several plants in the United States and an international plant located in Mexico. These products include a full range of metal bar grating configurations, which are used mainly in industrial flooring, as well as safety and security applications in various industries.

•

Harsco Industrial Patterson-Kelley is a leading manufacturer in North America of energy-efficient heat transfer products such as boilers and water heaters for commercial and institutional applications.

We primarily compete with U.S.-based manufacturers of similar products and we believe our product quality and durability, technology and energy-efficiency differentiates us from our competitors. Approximately 95% of the segment’s revenues originated in North America for the year ended December 31, 2018.

COMPETITIVE STRENGTHS

Leading Provider of Environmental Solutions, Rail and Industrial Products

We believe our acquisition of Clean Earth, when consummated, will make us one of the leading providers of environmental solutions and services across a variety of industrial end markets in the United States. Clean Earth is expected to provide us with scale and a breadth of capabilities in the contaminated materials, hazardous waste, and dredged material markets that are complementary to our Harsco Environmental segment’s environmental solutions and services offerings. We also believe there are potential cross-selling opportunities for existing customers given our expanded service offering. We believe we have a leadership position within Europe, North America, China, India and Latin America and serve approximately 30% of global liquid steel tons volume (excluding China, CIS, Iran, Japan, South Korea, Taiwan and Vietnam). We are a leading global provider of equipment, after-market parts and services for the maintenance, repair and construction of railway track.

Creating Tangible Value through the Provision of Mission Critical Services and Products

We provide critical services to our customers across all of our operating segments, which perform very different yet essential functions for our customers. Within the Environmental segment, we leverage our operational expertise and industry leading safety capabilities to drive a wide range of on-site services. Following the acquisition of Clean Earth we will expand our environmental service capabilities and expect to realize revenue synergies from this transaction as we leverage our existing customer relationships. Our Harsco Rail segment provides integrated, track solutions that enable railroads to operate at peak efficiency over smooth, precisely aligned track.

Diverse Exposures Across Geographies and End-Markets with Long Tenured Customer Base

We provide our environmental services and engineered products to a large number of industries in approximately 30 countries, operating in all major geographic regions in the world. We believe our diversity across various business segments, industries and customers limits our business risks. As of March 31, 2019, on a pro forma basis after giving effect to the Transactions, our top ten customers comprised 27% of our total revenues.

Within Harsco Environmental, we operate under multi-year contracts with our customers and benefit from a renewal rate over the last five years of approximately 90%. Approximately 80% of our Harsco Environmental revenues are under contract. We have maintained relationships over multiple decades with our top customers such as ArcelorMittal, Tata Steel and Gerdau, some of which we have maintained in excess of 50 years. Likewise, Harsco Clean Earth has had consistently high renewal rates and benefits from operating nine of the approximately 100 TSDFs available in the United States. For the year ended December 31, 2018, on a pro forma basis after giving effect to the Transactions, no customer would have accounted for more than 9% of our total revenues. Accordingly, the loss of any one of our customers is unlikely to have a significant impact.

Attractive Fundamentals Across All Operating Segments

The necessity of the services Harsco Environmental provides and the extensive regulatory framework within which we operate drive a high degree of recurring demand. Regulatory requirements promote high demand for service as customers must manage waste in a timely and compliant manner, which supports the recurring revenue nature of our businesses. Furthermore, customers served by Harsco Environmental have benefited from recent improvements in global steel production. We believe this will contribute to our near-term performance as global growth in steel production and consumption increase demand for mill services. We also expect that Harsco Environmental will benefit from new site (contract) contributions and continued operational savings. Additionally, we believe performance will be positively impacted by demand for aluminum dross and scrap processing systems in the near-term.

The areas in which Harsco Environmental and Harsco Clean Earth operate have high barriers to entry as permits are scarce and very valuable—no new commercial Resource Conservation Recovery Act (“RCRA”) Part B permits for processing hazardous waste have been issued in over 30 years. The acquisition of Clean Earth allows us to further benefit from the permitting and regulatory considerations that drive our recurring revenue model and stickiness of customers.

Harsco Rail has experienced continued improvement in demand for maintenance equipment from North American railroads following a period of decreased demand in recent years. Harsco Rail has also benefited from continued growth, market penetration and investment in foreign markets to increase international equipment sales as well as sales of after-market parts and in our rail safety applications business. As of March 31, 2019, this segment had a backlog of approximately $300 million. Additionally, Harsco Rail has undertaken a number of strategic actions over the past two years to improve manufacturing processes. As previously disclosed, the Company began to consolidate and centralize North American manufacturing and distribution into one facility, allowing for improved efficiency and better service to customers.

Recurring Services, Contracts and Backlog Promote Predictable Performance

We believe we have a high degree of predictability of our operational and financial performance given our large number of customer contracts and services which are generally tied to recurring volumes or aftermarket and maintenance activities. Within Harsco Environmental, newly awarded customer contracts are typically eight to ten years in duration. Contracts often have favorable characteristics such as protections against early termination or reduction in volumes, as well as significant fixed-fee components which promote stable and recurring earnings and cash flows. Historically, we have enjoyed high renewal rates on these contracts given the nature and quality of our services. Harsco Rail also benefits from long tenured customer relationships, as well as a portion of its services driven by after-market activity and large, installed customer base. Our average relationship with our top ten customers exceeds 25 years.

We expect our visibility into future performance to increase following the acquisition of Clean Earth. Hazardous waste generation is voluminous, highly recurring and diversified across many industries and end markets. We believe the proximity of our treatment facilities to our customers, coupled with evolving regulatory standards, is likely to provide us with stable and growing volumes of waste for treatment.

Strong Financial Profile, Disciplined Financial Policies and Prudent Leverage

We have an attractive financial profile highlighted by our diversified revenue streams across segments and end markets, high degree of revenue visibility including that which is under multi-year contracts, stable operating margins and a favorable cash flow profile.

We also have a history of disciplined capital allocation. From 2012 to 2018 we have reduced our net debt balance (prior to deferred financing costs) from approximately $875 million to $551 million, partially through operational and working capital improvements in each of our business segments. We have also historically managed our balance sheet to target net leverage of between 2.0 and 2.5x over the long term. Following the Transactions, we remain committed to operating within this range.

Experienced Management Team

Our management team, led by Chairman and Chief Executive Officer Nick Grasberger and Chief Financial Officer Peter Minan, have extensive operational and financial experience with Harsco, as well as deep industry knowledge. Our management team also has prior experience executing strategic transactions and successfully integrating acquisitions. Likewise, the Clean Earth management team, which we expect will continue to manage and operate Harsco Clean Earth following the Acquisition, has many years of industry and operating expertise. Our Company is expected to benefit from the knowledge of both management teams as we build out our environmental services platform and continue our transformation into one of the leading global providers of environmental solutions.

OUR BUSINESS STRATEGIES

Continue Transformation into One of the Leading Global Providers of Environmental Solutions

As a result of the Acquisition, we will gain scale and a breadth of capabilities in the contaminated materials, hazardous waste, and dredge material markets that are complementary to our Harsco Environmental segment’s environmental solutions and services offerings. Clean Earth and our Harsco Environmental segment share a fundamental business philosophy rooted in the beneficial reuse of waste volumes generated by industrial customers. Clean Earth’s markets have significant regulatory barriers to entry with high demand for service capabilities driven by ongoing waste generation and regulatory requirements. Clean Earth’s extensive operating permits and permitted facility footprint will accelerate our expansion into environmental services. The addition of Clean Earth also furthers our goal to reduce cyclicality given the stability of the business and the end markets it serves. After giving effect to the Transactions, including the sale of Air-X-Changers, environmental solutions and services would have comprised nearly 75% of our total revenues for the year ended December 31, 2018.

Continue to Expand Through Disciplined Organic Growth and Strategic Acquisitions

We will continue to focus on expanding through disciplined organic growth and select acquisitions that will improve our competitive positions in core markets or adjacent market spaces. The addition of Clean Earth significantly increases the overall addressable market opportunity for the combined company. Clean Earth operates in an expanding market driven by tightening environmental regulation at federal, state and local levels; increased public infrastructure spending; growing remediation activity, both by government and private entities; and the increasing pricing of competing disposal alternatives. Industry consolidation also presents a growth opportunity within Clean Earth’s current markets. Together with Clean Earth, we believe we have resources and expertise to capture an increasing share of the specialty waste processing and treatment market. Furthermore, Clean Earth maintains relationships with a widely diversified base of industrial customers across a variety of sector and industry segments. The combined company’s expanded customer base will create potential long-term cross-selling opportunities with customers of our Harsco Environmental segment. Within our Harsco Environmental segment, we continue to invest in growth for new contracts in attractive end markets as well as to expand our applied products business. Within our Harsco Rail segment, we are working on developing new products and expanding its technology business. We also plan to further penetrate new markets within our Harsco Rail segment, namely the spare parts market and various international markets.

Continue to Focus on Return Based Capital Allocations and Business Portfolio Strategies

Through a disciplined focus on generating free cash flow, allocating capital based primarily on return based metrics and business portfolio strategies, we expect to generate returns above our cost of capital with a balanced business portfolio and disciplined financial profile. We have instituted systems and processes which allow us to rigorously track performances across global sites and across numerous service offerings, which we believe will help improve our return on invested capital. In addition, we will continue to focus on the effective and efficient use of working capital, primarily in the form of inventory reduction in all businesses as well as improvements in receivables collection in the Environmental Services business. We will also continue to strive to manage our debt levels to maintain strong credit metrics.

RECENT DEVELOPMENTS

Acquisition of Clean Earth

On May 8, 2019, we, solely in our capacity as guarantor to the Acquisition, and CH LLC, our wholly owned subsidiary, entered into the Acquisition Agreement with Clean Earth, the Sellers and Compass Group Diversified Holdings LLC, a Delaware limited liability company, in its capacity as representative of the Sellers. Upon the terms and subject to the conditions set forth in the Acquisition Agreement, CH LLC will acquire all of the issued and outstanding common stock of Clean Earth for a purchase price of $625 million, subject to adjustments, including the working capital and indebtedness balances of Clean Earth at the time the Acquisition is consummated.

Acquisition Financing

Contemporaneous with entering into the Acquisition Agreement, we entered into a debt commitment letter, dated May 8, 2019, with Goldman Sachs Bank USA and Citigroup Global Markets Inc. (together, the “Commitment Parties”), pursuant to which and upon the terms and subject to the conditions set forth in such letter, the Commitment Parties have agreed to provide a senior unsecured bridge loan facility (the “Bridge Facility”) of up to $500 million in the aggregate for the purpose of providing the financing necessary to fund a portion of the consideration to be paid pursuant to the Acquisition Agreement and related fees, costs and expenses (the “Bridge Loan Commitment”). The Bridge Loan Commitment will be reduced on a dollar-for-dollar basis by 100% of the gross cash proceeds from the private debt financing. Although we do not currently expect to make any borrowings under the Bridge Facility, there can be no assurance that such borrowings will not be made.

We intend to use the net proceeds from the private debt financing, together with borrowings under our Revolving Credit Facility (as discussed further below), to pay for the Acquisition consideration and related fees, costs and expenses. The closing of the private debt financing is conditioned on the contemporaneous closing of the Acquisition.

We cannot assure you that we will complete the Acquisition or the private debt financing on the terms contemplated the private debt financing or at all.

Credit Agreement Amendment

Concurrently with the private debt financing, we are seeking to amend our Senior Secured Credit Facility (the “Credit Agreement Amendment”) to, among other things, (i) increase our Revolving Credit Facility by $200 million to $700 million, (ii) extend the maturity of our Revolving Credit Facility to June 2024, (iii) reduce the interest rate margins and commitment fees applicable to our Revolving Credit Facility, and (iv) adjust certain covenants. The consummation of the private debt financing, the Acquisition and the Asset Sale are not conditioned upon the consummation of the Credit Agreement Amendment. There can be no assurance that we will be able to consummate the Credit Agreement Amendment to amend any of the foregoing terms.

Sale of Air-X-Changers

On May 8, 2019, we entered into the Asset Purchase Agreement with E&C FinFan, Inc. (the “Acquiror”), and Chart Industries, Inc. Upon the terms and subject to the conditions of the Asset Purchase Agreement, we have agreed to sell, and the Acquiror has agreed to acquire, the Air-X-Changers business in our Harsco Industrial segment for aggregate cash consideration of $592 million, which is subject to adjustment based on the working capital balance of Air-X-Changers at the time of the consummation of the Asset Sale, plus the assumption by the Acquiror of the liabilities of Air-X-Changers specified in the Asset Purchase Agreement. The consummation of the Acquisition and the private debt financing are not conditioned on the closing of the Asset Sale.

The proceeds of the Asset Sale are expected to be used to repay amounts outstanding under the Revolving Credit Facility and the Term Loan Facility and to pay associated transaction fees and expenses, including taxes.

SUMMARY UNAUDITED PRO FORMA AND HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

Summary Unaudited Pro Forma Consolidated Financial Information

The following summary unaudited pro forma condensed consolidated financial information has been prepared to reflect the Transactions. The following summary unaudited pro forma condensed consolidated statement of operations information gives effect to the Transactions as if they had closed on January 1, 2018. The following summary unaudited pro forma condensed consolidated balance sheet information gives effect to the Transactions as if they had closed on March 31, 2019. We derived the unaudited pro forma condensed consolidated financial information as of and for the twelve months ended March 31, 2019 in the summary table below from, and which should be read together with, our unaudited pro forma condensed consolidated financial statements and related notes included in the Unaudited Pro Forma Financial Statements. The summary unaudited pro forma consolidated financial information for the twelve months ended March 31, 2019 has been calculated by adding the unaudited pro forma condensed consolidated financial statements for the three months ended March 31, 2019 to the unaudited pro forma condensed consolidated financial statements for the year ended December 31, 2018, and then subtracting the unaudited pro forma condensed consolidated financial statements for the three months ended March 31, 2018. The summary unaudited pro forma condensed consolidated financial information is provided for informational purposes only and does not purport to represent what our actual operating results would have been had the Transactions occurred on the dates assumed, nor are they necessarily indicative of our future results after the Transactions. The summary unaudited pro forma condensed consolidated financial information does not reflect the cost of any integration activities or benefits from the Acquisition and the Asset Sale that may be derived, both of which may have a material effect on our consolidated results in periods following completion of the Transactions.

	Pro Forma
(dollars in thousands)	Year Ended December 31, 2018	Twelve Months Ended March 31, 2019
	(unaudited)	(unaudited)
Statement of Operations Information:
Harsco Environmental (f/k/a Harsco Metals & Minerals)	$1,068,304	$1,064,893
Harsco Industrial	167,555	169,406
Harsco Rail	279,294	288,207
Harsco Clean Earth	266,916	272,327
Harsco Corporate	74	35

Total revenues	$1,782,143	$1,794,868
Total costs and expenses	1,614,894	1,629,012

Operating income from continuing operations	167,249	165,856
Interest income	2,189	2,237
Interest expense	(55,542)	(55,718)
Defined benefit pension income	3,447	1,271
Loss on early extinguishment of debt	(1,127)	(1,127)

Income from continuing operations before income taxes and equity income	116,216	112,519
Income tax (expense) benefit	(1,030)	3,370
Equity income of unconsolidated entities, net	384	404

Income from continuing operations	$115,570	$116,293

Balance Sheet Information (at period end):
Cash and cash equivalents		$85,205
Total assets		2,365,180
Total debt, inclusive of deferred financing costs		808,490
Total equity		734,914

	Pro Forma
(dollars in thousands)	Year Ended December 31, 2018	Twelve Months Ended March 31, 2019
	(unaudited)	(unaudited)
Other Financial Information:
EBITDA (a)	$310,917	$309,285
Adjusted EBITDA (a)	322,167	319,226
Further Adjusted EBITDA (a)	337,892	331,372
Total debt (b)		830,284
Ratio of net total debt to Further Adjusted EBITDA (c)		2.25x

(a)

For additional information regarding our use of EBITDA, Adjusted EBITDA and Further Adjusted EBITDA and limitations on their usefulness as analytical tools, see “Use of Non-GAAP Measures.” A reconciliation of income from continuing operations, the most directly comparable U.S. GAAP measure, to EBITDA, Adjusted EBITDA and Further Adjusted EBITDA, on a pro forma basis after giving effect to the Transactions, is as follows:

	Pro Forma
(in thousands)	Year Ended December 31, 2018	Twelve Months Ended March 31, 2019
	(unaudited)	(unaudited)
Income from continuing operations (1)	$115,570	$116,293
Equity in loss of unconsolidated entities, net (1)	(384)	(404)
Income tax (benefit) expense (1)	1,030	(3,370)
Loss on early extinguishment of debt (1)	1,127	1,127
Defined benefit pension (income) (1)	(3,447)	(1,271)
Interest expense, net (1)	53,353	53,481
Depreciation and amortization	143,668	143,429

EBITDA	310,917	309,285
Harsco Environmental segment adjustments (2)	(6,162)	(8,064)
Harsco Rail segment adjustments (3)	640	3,288
Acquisition and strategic related costs (4)	1,184	3,353
Stock compensation	11,922	12,122
Other (5)	3,666	(758)

Adjusted EBITDA	322,167	319,226
Eliminated transport costs (6)	5,623	4,214
Pre-acquisition earnings (7)	3,682	1,998
Prospective synergies (8)	5,000	5,000
Other adjustments (9)	1,420	934

Further Adjusted EBITDA (10)	$337,892	$331,372

(1)

Income from continuing operations, Equity in loss of unconsolidated entities, net, Income tax benefit (expense), Loss on early extinguishment of debt, Defined benefit pension (income), and Interest expense, net, are described in the unaudited pro forma condensed combined financial statements included in the Unaudited Pro Forma Financial Statements.

(2)

Represents (i) a favorable non-cash adjustment to previously accrued amounts related to the disposal of certain slag material in Latin America of $3.2 million for each of the year ended December 31, 2018 and for the twelve months ended March 31, 2019; (ii) the favorable non-cash impact of the change in fair value to the acquisition-related contingent consideration liability for the acquisition of Altek of $2.9 million for the year ended December 31, 2018 and

$2.6 million for the twelve months ended March 31, 2019; and (iii) a non-cash gain related to the liquidation of cumulated translation adjustment for an exited country of $2.3 million for the twelve months ended March 31, 2019.

(3)	Represents costs associated with a productivity improvement initiative in this segment.
(4)

Represents (i) costs associated with our acquisition of Altek and its affiliated entities of $1.2 million for the year ended December 31, 2018 and $1.2 million for the twelve months ended March 31, 2019; and (ii) costs associated with supporting and executing our growth strategy relating to the Acquisition and Asset Sale of $2.2 million for the twelve months ended March 31, 2019.

(5)

Consists principally of various adjustments required by our credit agreement as well as historical acquisition related expenses incurred by Clean Earth and elimination of management fees paid by Clean Earth to its former parent.

(6)

Excess transportation costs for the disposal of processed material for beneficial reuse applications that have been eliminated with the commencement of operations at a new processing and beneficial reuse site in closer proximity to customer and other processing locations.

(7)	Represents pre-acquisition Adjusted EBITDA contribution from businesses acquired by Clean Earth in 2018.
(8)

Synergies associated with the Transactions are expected to be achieved within one year and are comprised of operational efficiencies and cost savings. These synergies are inherently uncertain, and are subject to significant business, economic and competitive conditions and contingencies, many of which are difficult to predict and beyond our control. We cannot assure you that we will be able to achieve these synergies as planned or at all.

(9)	Includes various Clean Earth adjustments, including costs related to facility closures.
(10)

The table set forth below also presents Further Adjusted EBITDA of Harsco on a pro forma basis for the periods presented by adjusting the historical Adjusted EBITDA of Harsco to give effect to (i) incremental Clean Earth Further Adjusted EBITDA, (ii) the removal of the Adjusted EBITDA of Air-X-Changers, and (iii) prospective synergies associated with the Transactions:

(in thousands)	Year Ended December 31, 2018	Twelve Months Ended March 31, 2019
Harsco Adjusted EBITDA (a)	$328,617	$329,045
Clean Earth Further Adjusted EBITDA (b)	52,585	50,533
Air-X-Changers Adjusted EBITDA (c)	(48,310)	(53,206)
Prospective synergies (d)	5,000	5,000

Pro forma Further Adjusted EBITDA	$337,892	$331,372

(a)	For a reconciliation of the Harsco’s Adjusted EBITDA, see footnote (e) under “—Summary Historical Consolidated Financial Information of Harsco Corporation.”
(b)	For a reconciliation of the Clean Earth Further Adjusted EBITDA, see footnote (b) under “—Summary Historical Consolidated Financial Information of Clean Earth.”
(c)	For a reconciliation of Air-X-Changer’s Adjusted EBITDA, see footnote (e) under “—Summary Historical Consolidated Financial Information of Harsco Corporation.”
(d)	See the description of prospective synergies in footnote 8 above.

(b)	Total debt is exclusive of deferred financing costs.
(c)	We define net total debt as total debt less cash and cash equivalents.

Summary Historical Consolidated Financial Information of Harsco Corporation

We derived the summary consolidated statement of operations information and the summary consolidated statement of cash flows information for the years ended December 31, 2018, 2017 and 2016 and the summary consolidated balance sheet information as of December 31, 2018 and 2017 in the summary table below from our audited consolidated financial statements and related notes. The summary consolidated balance sheet information as of December 31, 2016 is derived from our audited consolidated financial statements and related notes. The summary consolidated statement of operations information for the three months ended March 31, 2019 and 2018, and the summary consolidated balance sheet information as of March 31, 2019 have been derived from our unaudited interim consolidated financial statements and related notes. The summary consolidated balance sheet information as of March 31, 2018 has been derived from our unaudited interim consolidated financial statements and related notes. The summary historical consolidated financial information of Harsco for the twelve months ended March 31, 2019 has been calculated by adding the consolidated financial statements of Harsco for the three months ended March 31, 2019 to the consolidated financial statements of Harsco for the year ended December 31, 2018, and then subtracting the consolidated financial statements of Harsco for the three months ended March 31, 2018. Our historical results are not necessarily indicative of the results expected for any future period, and the results in the three months ended March 31, 2019, are not necessarily indicative of results to be expected for the full year or any other period. In the opinion of our management, our unaudited interim consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of our financial position as of March 31, 2019 and 2018 and our results of operations for the three-month periods ended March 31, 2019 and 2018. You should read the summary historical financial information below, together with our audited consolidated financial statements and related notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2018.

	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31, 2019
(in thousands)	2018 (b)	2017	2016	2019	2018
				(unaudited)	(unaudited)	(unaudited)
Statement of Operations Information:
Harsco Environmental (f/k/a Harsco Metals & Minerals)	$1,068,304	$1,011,328	$965,540	$261,312	$264,723	$1,064,893
Harsco Industrial	374,708	299,592	247,542	117,385	83,598	408,495
Harsco Rail	279,294	295,999	238,107	68,591	59,678	288,207
Harsco Corporate	74	143	34	—	39	35

Total revenues (a)	$1,722,380	$1,607,062	$1,451,223	$447,288	$408,038	$1,761,630
Total costs and expenses	1,531,453	1,461,668	1,386,340	409,042	371,497	1,568,998

Operating income from continuing operations	190,927	145,394	64,883	38,246	36,541	192,632
Interest income	2,155	2,469	2,475	534	498	2,191
Interest expense	(38,148)	(47,552)	(51,584)	(9,739)	(9,583)	(38,304)
Defined benefit pension income (expense)	3,447	(2,595)	(1,414)	(1,337)	839	1,271
Loss on early extinguishment of debt	(1,127)	(2,265)	(35,337)	—	—	(1,127)
Change in fair value to the unit adjustment liability; loss on dilution and sale of equity method investment	—	—	(58,494)	—	—	—

Income (loss) from continuing operations before income taxes and equity income	157,254	95,451	(79,471)	27,704	28,295	156,663
Income tax expense	(12,899)	(83,803)	(6,637)	(4,855)	(8,266)	(9,488)
Equity income of unconsolidated entities	384	—	5,686	20	—	404

Income (loss) from continuing operations	$144,739	$11,648	$(80,422)	$22,869	$20,029	$147,579

	Year Ended December 31,			Three Months Ended March 31,		Twelve Months Ended March 31, 2019
(in thousands)	2018 (b)	2017	2016	2019	2018
				(unaudited)	(unaudited)	(unaudited)
Cash Flow Information:
Net cash provided (used) by:
Operating activities (c)	$192,022	$176,892	$159,876	$14,838	$(8,243)	$215,103
Investing activities	(161,143)	(103,325)	122,887	(38,641)	(30,342)	(169,442)
Financing activities (c)	(25,538)	(83,715)	(292,364)	44,359	39,165	(20,344)

Balance Sheet Information (at period end):
Cash and cash equivalents	$64,260	$62,098	$69,831	$84,743	$64,780	$84,743
Total assets	1,632,867	1,578,685	1,581,338	1,737,561	1,582,621	1,737,561
Total debt, inclusive of deferred financing costs	602,229	586,623	659,072	655,339	626,920	655,339
Total equity	313,376	215,165	137,563	335,272	246,345	335,272

Other Financial Information:
Free Cash Flow before growth capital expenditures (d)	$103,991	$109,326	$109,879	$(7,032)	$(26,839)	$123,798
Total Capital Expenditures	(132,168)	(98,314)	(69,340)	(36,407)	(26,897)	(141,678)
Maintenance Capital Expenditures	(101,513)	(81,849)	(59,472)	(23,890)	(19,213)	(106,190)
EBITDA (e)	320,727	272,352	201,889	70,802	69,241	322,288
Adjusted EBITDA (e)	328,617	287,484	263,847	75,834	75,406	329,045

(a)

We have adopted the new revenue recognition standard utilizing the modified retrospective transition method, including the use of practical expedients. Comparative information has not been restated and continues to be reported under accounting principles generally accepted in the United States in effect for those periods. See Note 2 to our audited consolidated financial Statements for additional information.

(b)	Includes the effects of the acquisition of Altek Europe Holdings Limited and its affiliated entities. See Note 3 to our audited consolidated financial statements for additional information.
(c)

On January 1, 2017, we adopted changes issued by the FASB to the accounting for stock-based compensation. We reclassified employee taxes paid on stock compensation in the amount of $0.1 million for the year ended December 31, 2016, from Cash provided by operating activities to Cash provided (used by) financing activities on our audited consolidated statement of Cash Flows.

(d)

In addition to Net cash provided by operating activities presented in accordance with U.S. GAAP, we use Free Cash Flow before growth capital expenditures to measure liquidity. Free Cash Flow before growth capital expenditures is defined as Net cash provided by operating activities, less capital expenditures, plus capital expenditures for strategic ventures, plus total proceeds from sales of assets, plus growth capital expenditures. Free Cash Flow before growth capital expenditures is a non-GAAP financial measure. For more information about this measure, see “Use of Non-GAAP Measures.”

The table set forth below presents a reconciliation of our cash flow provided by operating activities to Free Cash Flow before growth capital expenditures for the years ended December 31, 2018, 2017 and 2016, for the three months ended March 31, 2019 and 2018 and for the twelve months ended March 31, 2019:

(in thousands)	Year Ended December 31,			Three Months Ended		Twelve Months Ended March 31, 2019
	2018 (b)	2017	2016	March 31, 2019	March 31, 2018
				(unaudited)	(unaudited)	(unaudited)
Net cash provided by operating activities	$192,022	$176,892	$159,876	$14,838	$(8,243)	$215,103
Less capital expenditures	(132,168)	(98,314)	(69,340)	(36,407)	(26,897)	(141,678)
Plus capital expenditures for strategic ventures (1)	1,595	865	170	843	240	2,198
Plus total proceeds from sales of assets (2)	11,887	13,418	9,305	1,177	377	12,687

Free cash flow	73,336	92,861	100,011	(19,549)	(34,523)	88,310
Plus growth capital expenditures	30,655	16,465	9,868	12,517	7,684	35,488

Free Cash Flow before growth capital expenditures	$103,991	$109,326	$109,879	$(7,032)	$(26,839)	$123,798

(1)	Capital expenditures for strategic ventures represent the partner’s share of capital expenditures in certain ventures consolidated in our financial statements.
(2)	Asset sales are a normal part of the business, primarily for our Harsco Environmental segment.

(e)

For additional information regarding our use of EBITDA and Adjusted EBITDA and limitations on their usefulness as analytical tools, see “Use of Non-GAAP Measures.” A reconciliation of income (loss) from continuing operations, the most directly comparable U.S. GAAP measure, to EBITDA and Adjusted EBITDA, on a historical basis, is as follows:

	Year Ended December 31,			Three Months Ended		Twelve Months Ended March 31, 2019
(in thousands)	2018 (b)	2017	2016	March 31, 2019	March 31, 2018
				(unaudited)	(unaudited)	(unaudited)
Income (loss) from continuing operations	$144,739	$11,648	$(80,422)	$22,869	$20,029	$147,579
Equity in (income) of unconsolidated entities, net	(384)	—	(5,686)	(20)	—	(404)
Income tax expense	12,899	83,803	6,637	4,855	8,266	9,488
Change in fair value to the unit adjustment liability and loss on dilution and sale of equity method investment	—	—	58,494	—	—	—
Loss on early extinguishment of debt	1,127	2,265	35,337	—	—	1,127
Defined benefit pension (income) expense	(3,447)	2,595	1,414	1,337	(839)	(1,271)
Interest expense	38,148	47,552	51,584	9,739	9,583	38,304
Interest income	(2,155)	(2,469)	(2,475)	(534)	(498)	(2,191)
Depreciation and amortization	129,800	126,958	137,016	32,556	32,700	129,656

EBITDA	320,727	272,352	201,899	70,802	69,241	322,288
Harsco Environmental segment adjustments (1)	(6,162)	4,589	3,943	(1,902)	—	(8,064)
Harsco Rail segment adjustments (2)	640	—	45,050	2,648	—	3,288
Acquisition and strategic related costs (3)	1,184	—	3,287	2,739	—	3,923
Stock compensation (4)	11,060	9,745	7,667	3,551	3,347	11,264
Other (4)	1,168	798	2,001	(2,004)	2,818	(3,654)

Adjusted EBITDA(5)	$328,617	$287,484	$263,847	$75,834	$75,406	$329,045

(1)

Represents (i) a favorable non-cash adjustment to previously accrued amounts related to the disposal of certain slag material in Latin America of $3.2 million for the year ended December 31, 2018 and the twelve months ended March 31, 2019; (ii) the favorable (unfavorable) non-cash impact of the change in fair value to the acquisition-related contingent consideration liability for the Altek acquisition of $2.9 million for the year ended December 31, 2018, ($0.4) million for the three months ended March 31, 2019 and $2.6 million for the twelve months ended March 31, 2019; (iii) non-cash gains related to the liquidation of cumulated translation adjustment for exited countries of $1.2 million for the year ended December 31, 2016, $2.3 million for the three months ended March 31, 2019 and $2.3 million for the twelve months ended March 31, 2019; (iv) charges primarily attributed to site exit and underperforming contract costs of $5.1 million for the year ended December 31, 2016; and (v) bad debt expense related to a customer administration of $4.6 million for the year ended December 31, 2017.

(2)

Represents (i) costs associated with a productivity improvement initiative in this segment of $0.6 million for the year ended December 31, 2018, $2.6 million for the three months ended March 31, 2019 and $3.3 million for the twelve months ended March 31, 2019; and (ii) forward contract loss provision related to our contracts with the federal railway system of Switzerland of $45.1 million for the year ended December 31, 2016.

(3)

Represents (i) costs associated with the acquisition of Altek and its affiliated entities of $1.2 million for each of the year ended December 31, 2018 and the twelve months ended March 31, 2019; (ii) costs associated with supporting and executing our growth strategy relating to the Acquisition and the Asset Sale of $2.7 million for each of the three months ended March 31, 2019 and the twelve months ended March 31, 2019; and (iii) costs associated with certain strategic initiatives of $3.3 million incurred for the year ended December 31, 2016.

(4)	Consists principally of various adjustments required by our credit agreement.

(5)

The historical Adjusted EBITDA of Harsco includes the operations of Air-X-Changers and does not give pro forma affect to the Asset Sale. The table set forth below provides the historical contribution of Air-X-Changers to Adjusted EBITDA of Harsco for the periods presented and presents a reconciliation of the Adjusted EBITDA of Air-X-Changers to income from continuing operations of Air-X-Changers, the most directly comparable U.S. GAAP measure, on a historical basis.

(in thousands)	Year Ended December 31, 2018	Twelve Months Ended March 31, 2019
	(unaudited)	(unaudited)
Income from continuing operations of Air-X-Changers	$32,532	$36,197
Income tax expense	10,780	11,995
Interest expense	55	38
Depreciation and amortization	4,204	4,299
Stock compensation	691	695
Other	48	(18)

Air-X-Changers Adjusted EBITDA	$48,310	$53,206

Summary Historical Consolidated Financial Information of Clean Earth

We derived the summary consolidated statement of operations information and the summary consolidated statement of cash flows information of Clean Earth for the years ended December 31, 2018 and 2017 and the summary consolidated balance sheet information as of December 31, 2018 in the summary table below from Clean Earth’s audited consolidated financial statements and related notes. The summary consolidated statement of operations information of Clean Earth for the three months ended March 31, 2019 and 2018, and the summary consolidated balance sheet information of Clean Earth as of March 31, 2019 have been derived from Clean Earth’s unaudited interim consolidated financial statements and related notes. The summary historical consolidated financial information of Clean Earth for the twelve months ended March 31, 2019 has been calculated by adding the consolidated financial statements of Clean Earth for the three months ended March 31, 2019 to the consolidated financial statements of Clean Earth for the year ended December 31, 2018, and then subtracting the consolidated financial statements of Clean Earth for the three months ended March 31, 2018. Clean Earth’s historical results are not necessarily indicative of the results expected for any future period, and the results in the three months ended March 31, 2019, are not necessarily indicative of results to be expected for the full year or any other period. In the opinion of Clean Earth’s management, Clean Earth’s unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements of Clean Earth and include all adjustments, consisting of normal recurring adjustments, necessary for a fair statement of Clean Earth’s financial position as of March 31, 2019 and 2018 and Clean Earth’s results of operations for the three month periods ended March 31, 2019 and 2018. You should read the summary historical financial information below, together with Clean Earth’s audited and unaudited consolidated financial statements and related notes thereto.

	Year Ended December 31,		Three Months Ended March 31,		Twelve Months Ended March 31, 2019
(in thousands)	2018	2017	2019	2018
			(unaudited)	(unaudited)	(unaudited)
Statement of Operations Information:
Revenues, net	$266,916	$211,247	$63,632	$58,221	$272,327
Cost of services	201,711	159,523	49,476	45,399	205,788

Gross profit	65,205	51,724	14,156	12,822	66,539
Selling, general and administrative expenses	50,262	39,187	12,774	11,938	51,098
Management fee	500	500	125	125	500

Operating Income	14,443	12,037	1,257	759	14,941
Other (loss) income, net	(396)	80	(124)	(39)	(481)
Interest expense	(863)	(821)	(289)	(188)	(964)
Interest expense, related-party	(16,496)	(13,456)	(4,575)	(3,465)	(17,606)

Loss from operations before income tax benefit	(3,312)	(2,160)	(3,731)	(2,933)	(4,110)
Income tax benefit	2,458	15,469	1,021	617	2,862

Net (loss) income	$(854)	$13,309	$(2,710)	$(2,316)	$(1,248)

Cash Flow Information:
Net cash provided (used) by:
Operating activities	$23,149	$15,555	$(5,795)	$653	$16,701
Investing activities	(65,360)	(11,736)	(3,050)	(7,806)	(60,604)
Financing activities	41,282	(1,709)	7,329	5,844	42,767

Balance Sheet Information (at period end):
Cash and cash equivalents	$1,978	$2,907	$462		$462
Total assets	407,804	352,677	422,283		422,283
Total debt	209,736	167,930	217,198		217,198
Total stockholders’ equity	122,720	122,021	120,398		120,398

	Year Ended December 31,		Three Months Ended March 31,		Twelve Months Ended March 31, 2019
(in thousands)	2018	2017	2019	2018
			(unaudited)	(unaudited)	(unaudited)

Other Financial Information:
Clean Earth Free Cash Flow before growth capital expenditures (a)	$17,550	$11,857	$(7,146)	$(213)	$10,617
Capital Expenditures	(8,621)	(5,514)	(2,103)	(1,287)	(9,437)
Clean Earth Adjusted EBITDA (b)	41,860	35,777	8,260	6,733	43,387
Clean Earth Further Adjusted EBITDA (b)	$52,585		$8,376	$10,428	$50,533

(a)

In addition to Net cash provided by operating activities presented in accordance with U.S. GAAP, we use Clean Earth Free Cash Flow before growth capital expenditures to measure liquidity. Clean Earth Free Cash Flow before growth capital expenditures is defined as Net cash provided by operating activities, less capital expenditures, plus total proceeds from sales of assets, plus growth capital expenditures. Clean Earth Free Cash Flow before growth capital expenditures is a non-GAAP financial measure. For more information about this measure, see “Use of Non-GAAP Measures.”

The table set forth below presents a reconciliation of Clean Earth’s cash flow from operating activities to Clean Earth Free Cash Flow before growth capital expenditures for the years ended December 31, 2018 and 2017, for the three months ended March 31, 2019 and 2018 and for the twelve months ended March 31, 2019:

	Year Ended December 31,		Three Months Ended		Twelve Months Ended March 31, 2019
(in thousands)	2018	2017	March 31, 2019	March 31, 2018
			(unaudited)	(unaudited)	(unaudited)
Net cash provided (used) by operating activities	$23,149	$15,555	$(5,795)	$653	$16,701
Less capital expenditures	(8,621)	(5,514)	(2,103)	(1,287)	(9,437)
Plus total proceeds from sale of assets	598	226	21	31	588

Clean Earth Free Cash Flow	15,126	10,267	(7,877)	(603)	7,852
Plus growth capital expenditures	2,424	1,590	731	390	2,765

Clean Earth Free Cash Flow before growth capital expenditures	$17,550	$11,857	$(7,146)	$(213)	$10,617

(b)

For additional information regarding our use of Clean Earth EBITDA, Clean Earth Adjusted EBITDA, Clean Earth Further Adjusted EBITDA and limitations on their usefulness as analytical tools, see “Use of Non-GAAP Measures.” A reconciliation of Clean Earth’s Net income (loss), the most directly comparable U.S. GAAP measure, to Clean Earth EBITDA, Clean Earth Adjusted EBITDA and Clean Earth Further Adjusted EBITDA, on a historical basis, is as follows:

	Year Ended December 31,		Three Months Ended		Twelve Months Ended March 31, 2019
(in thousands)	2018	2017	March 31, 2019	March 31, 2018
			(unaudited)	(unaudited)	(unaudited)
Net income (loss)	$(854)	$13,309	$(2,710)	$(2,316)	$(1,248)
Income tax benefit	(2,458)	(15,469)	(1,021)	(617)	(2,862)
Interest expense	17,359	14,277	4,864	3,653	18,570
Interest income	(34)	—	(12)		(46)
Depreciation and amortization	23,682	21,647	6,035	5,460	24,257

Clean Earth EBITDA	37,695	33,764	7,156	6,180	38,671
Other (1)	2,612	460	716	165	3,163
Stock compensation (2)	1,553	1,553	388	388	1,553

Clean Earth Adjusted EBITDA	$41,860	$35,777	$8,260	$6,733	$43,387

Eliminated transport costs (3)	5,623		3	1,412	4,214
Pre-acquisition earnings (4)	3,682		—	1,684	1,998
Other adjustments (5)	1,420		113	599	934

Clean Earth Further Adjusted EBITDA	$52,585		$8,376	$10,428	$50,533

(1)

Represents various other adjustments based on amounts historically incurred by Clean Earth. The most significant amounts relate to historical acquisition expenses and management fees as well as gains and losses on the sale of fixed assets.

(2)	Represents non-cash costs associated with Clean Earth’s stock-based compensation plan.
(3)

Excess transportation costs for the disposal of processed material for beneficial reuse applications that have been eliminated with the commencement of operations at a new processing and beneficial reuse site in closer proximity to customer and other processing locations.

(4)	Represents pre-acquisition Adjusted EBITDA contribution from businesses acquired by Clean Earth in 2018.
(5)	Includes various Clean Earth adjustments, including costs related to facility closures.

Risks Relating to the Acquisition

The Acquisition Agreement may be terminated in accordance with its terms, or the Acquisition may otherwise not be consummated or may only be consummated on terms less favorable than the proposed terms.

We intend to use the net proceeds from the private debt financing to finance a portion of the purchase price for the Acquisition, if it is consummated. However, no assurance can be given that the Acquisition will be consummated when expected or at all. Further, while the closing of the private debt financing is conditioned on the contemporaneous closing of the Acquisition, the Acquisition may be consummated on terms less favorable than the terms proposed.

The Acquisition Agreement contains conditions that must be fulfilled before a closing may occur. The Acquisition Agreement also contains certain rights to terminate the agreement prior to the closing, including the right of either us or the Seller to terminate the Acquisition (i) if the closing has not occurred prior to September 8, 2019 (or, under certain specified circumstances, September 27, 2019), (ii) if the closing would violate a final, non-appealable order of a governmental authority having competent jurisdiction and (iii) in the event of certain material breaches of the Acquisition Agreement by the other party or parties. There can be no assurance that the conditions to closing will be satisfied or waived or that other events will not intervene to delay or prevent the completion of the Acquisition.

We intend to finance a portion of the purchase price for the Acquisition with the net proceeds from the private debt financing, and the balance of the purchase price with borrowings under our Revolving Credit Facility. However, there can be no assurance that we will be successful in raising sufficient funds from the private debt financing. Although we entered into the Bridge Loan Commitment, pursuant to which the lenders have committed to provide financing in an aggregate principal amount of up to $500 million, the obligations of the lenders to provide financing under the Bridge Loan Commitment are subject to a number of customary conditions, including, without limitation, the consummation of the Acquisition, the accuracy of certain representations and warranties, the receipt by the lenders of certain documents and information, and the payment of all fees, costs and expenses required to be paid on or prior to closing. We cannot assure you that we will be able to satisfy the conditions under the Bridge Loan Commitment. The consummation of the Acquisition is not contingent on our ability to obtain sufficient financing under the Bridge Loan Commitment or otherwise. The Bridge Loan Commitment will be reduced on a dollar-for-dollar basis by 100% of the gross cash proceeds from the private debt financing.

We may not realize the growth opportunities and operational synergies that are anticipated from the Acquisition.

The benefits that are expected to result from the Acquisition will depend, in part, on our ability to realize the growth opportunities and operational synergies we anticipate from the Acquisition. Our success in realizing these growth opportunities and operational synergies, and the timing of this realization, depends, in part, on the successful integration of Clean Earth. Even if we are able to integrate Clean Earth successfully, this integration may not result in the realization of the full benefits of the growth opportunities and operational synergies that we currently expect, nor can we give assurances that these benefits will be achieved when expected or at all.

Potential difficulties that may be encountered in the integration process include, among others: lost sales and customers as a result of customers of Clean Earth deciding not to do business with us after the consummation of the Acquisition; integrating personnel and retaining key employees of Clean Earth while maintaining focus on providing consistent, high-quality products and service to customers; unanticipated issues in integrating manufacturing, logistics, information, communications and other systems; possible inconsistencies in standards, controls, procedures, policies and compensation structures; and potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Acquisition.

Moreover, we also expect to incur expenses in connection with the integration of Clean Earth. While it is anticipated that certain expenses will be incurred to achieve operational synergies, such expenses are difficult to estimate accurately, may exceed current estimates. Accordingly, the benefits from the Acquisition may be offset by costs incurred or delays in integrating the businesses. In addition, the integration of Clean Earth may result in material unanticipated problems, expenses, liabilities, regulatory risks, competitive responses, and diversion of management’s attention that may have a material adverse effect on our business, financial condition or results of operations.

The pendency of the Acquisition could adversely affect our business, financial results, and operations.

The announcement and pendency of the Acquisition could cause disruptions and create uncertainty surrounding our business and affect our relationships with our customers and employees. In addition, we have diverted, and will continue to divert, significant management resources to complete the Acquisition, which could have a negative impact on our ability to manage existing operations or pursue alternative strategic transactions, which could adversely affect our business, financial condition and results of operations and ability to service our indebtedness, including the private debt financing. Until the completion of the Acquisition, we will not receive any of the potential benefits from the Acquisition and our existing business may be disrupted, which could cause the benefits of the Acquisition and in extreme cases, our existing business, to decline and, if severe, could adversely affect our business, financial condition and results of operations and ability to service our indebtedness, including the private debt financing.

Our actual financial position and results of operations may differ materially from the unaudited pro forma financial information.

The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Transactions been consummated on the dates indicated. The unaudited pro forma consolidated financial information has been derived from our audited and unaudited consolidated financial statements and Clean Earth’s audited and unaudited financial statements, and reflects assumptions and adjustments that are based upon preliminary estimates and our successful completion of the Transactions, in particular the Acquisition. The assets and liabilities of Clean Earth have been measured at fair value based on various preliminary estimates using assumptions that our management believes are reasonable utilizing information currently available. The process for estimating the fair value of acquired assets and assumed liabilities requires the use of judgment in determining the appropriate assumptions and estimates. These estimates will be revised as additional information becomes available and as additional analyses are performed. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected herein. The assumptions used in preparing the unaudited pro forma financial information, including assumptions as to the successful completion of the Transactions may not prove to be accurate, and other factors may adversely affect our financial condition or results of operations following the consummation of the Acquisition.

Risks Relating to Clean Earth

If Clean Earth is unable to obtain or renew its operating permits or license agreements with regulatory bodies, its business would be adversely affected.

Clean Earth’s facilities operate using permits and licenses issued by various regulatory bodies at various local, state and federal government levels. Failure to obtain permits and licenses necessary to operate Clean Earth’s facilities on a timely basis or failure to renew or maintain compliance with its permits, licenses and site lease agreements on a timely basis could prevent or restrict its ability to provide certain services, resulting in a material adverse effect on its business. There can be no assurance that Clean Earth will continue to be successful in obtaining timely permit or license applications approval, maintaining compliance with its permits, licenses and lease agreements and obtaining timely license renewals.

If Clean Earth fails to comply with applicable environmental laws and regulations, its business could be adversely affected.

The regulatory framework governing Clean Earth’s business is extensive. Clean Earth could be held liable if its operations cause contamination of air, groundwater or soil or expose its employees or the public to contamination. Clean Earth may be held liable for damage caused by conditions that existed before it acquired the assets, business or operations involved. Also, it may be liable if it generates, transports or arranges for the transportation, disposal or treatment of hazardous substances that cause environmental contamination at facilities operated by others, or if a predecessor generated, transported, or made such arrangements and Clean Earth is a successor. Liability for environmental damage could have a material adverse effect on Clean Earth’s financial condition, results of operations and cash flows. Clean Earth may also be held liable for the mishandling of waste streams resulting from the misrepresentations by a customer as to the nature of such waste streams.

Stringent regulations of federal, state, local or provincial governments have a substantial impact on Clean Earth’s contaminated soil, dredge material and solid and hazardous waste treatment, storage, disposal and beneficial use activities. Many complex laws, rules, orders and regulatory interpretations govern environmental protection, health, safety, noise, visual impact, odor, land use, zoning, transportation and related matters. Clean Earth also may be subject to laws concerning the protection of certain marine and bird species, their habitats, and wetlands. It may incur substantial costs in order to conduct its operations in compliance with these environmental laws and regulations. Changes in environmental laws or regulations or changes in the enforcement or interpretation of existing laws, regulations or permitted activities may require Clean Earth to make significant capital or other expenditures, to modify existing operating licenses or permits, or obtain additional approvals or limit operations. New environmental laws or regulations that raise compliance standards or require changes in operating practices or technology may impose significant costs and/or limit Clean Earth’s operations.

Clean Earth’s revenue is primarily generated as a result of requirements imposed on its customers under federal, state, local and provincial laws and regulations to protect public health and the environment. If requirements to comply with laws and regulations governing management of contaminated soils, dredge material, and hazardous wastes were relaxed or less vigorously enforced at the federal, state, and local levels, demand for Clean Earth’s services could materially decrease and its revenues and earnings could be reduced.

If Clean Earth fails to maintain safe worksites, it may be subject to significant operating risks and hazards.

Clean Earth operates facilities that accept, process and/or treat materials provided by its customers. These facilities may be inherently dangerous workplaces. If serious accidents or fatalities occur or its safety record was to deteriorate, it may be ineligible to bid on certain work, and existing service arrangements could be terminated. Further, regulatory changes implemented by the Occupational Safety and Health Administration could impose additional costs on Clean Earth. Adverse experience with hazards and claims could result in liabilities caused by, among other things, injury or death to persons, which could have a negative effect on Clean Earth’s reputation with its existing or potential new customers and its prospects for future business.

The waste management industry, in which Clean Earth is a participant, is subject to various economic, business, and regulatory risks.

The future operating results of Clean Earth may be affected by such factors as Clean Earth’s ability to utilize its facilities and workforce profitably in the face of intense price competition, maintain or increase market share during periods of economic contraction or industry consolidation, realize benefits from cost reduction programs, invest in new technologies for treatment of various waste streams, generate incremental volumes of waste to be handled through Clean Earth’s facilities from existing and acquired sales offices and service centers, obtain sufficient volumes of waste at prices which produce revenue sufficient to offset the operating costs of its facilities and minimize downtime and disruptions of operations.

Clean Earth is also cyclical to the extent that it is dependent upon outdoor construction which may be limited due to colder weather, and dredging which may be limited due to environmental restrictions in certain waterways in the Northeastern United States. If those cyclical industries slow significantly, the business that Clean Earth receives from them would likely decrease.

Clean Earth’s insurance policies do not cover all losses, costs, or liabilities that it may experience.

Clean Earth maintains insurance coverage, but these policies do not cover all of its potential losses, costs, or liabilities. Clean Earth could suffer losses for uninsurable or uninsured risks or in amounts in excess of its existing insurance coverage which would significantly affect its financial performance. For example, Clean Earth’s pollution legal liability insurance excludes costs related to fines, penalties, or assessments. Clean Earth’s insurance policies also have deductibles and self-retention limits that could expose it to significant financial expense. Clean Earth’s ability to obtain and maintain adequate insurance may be affected by conditions in the insurance market over which it have no control. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on Clean Earth’s business, financial condition, and results of operations. In addition, Clean Earth’s business requires that it maintain various types of insurance. If such insurance is not available or not available on economically acceptable terms, Clean Earth’s and our businesses could be materially and adversely affected.

Risks Relating to the Asset Sale

The Asset Purchase Agreement may be terminated in accordance with its terms, or the Asset Sale may otherwise not be consummated.

The Asset Purchase Agreement contains conditions that must be fulfilled before a closing may occur. The Asset Purchase Agreement also contains certain rights to terminate the agreement prior to the closing, including the right of either the Company or the Acquiror to terminate the Asset Sale (i) if the closing has not occurred by February 8, 2020, which date may be extended by either party to May 8, 2020 under the circumstances specified in the Asset Purchase Agreement, (ii) if the closing would violate a final, non-appealable order of a governmental authority having competent jurisdiction and (iii) in the event of certain material breaches of the Asset Purchase Agreement by the other party or parties. There can be no assurance that the conditions to closing will be satisfied or waived, that other events will not intervene to delay or prevent the completion of the Asset Sale or that the Asset Sale will be consummated when expected, on the terms proposed or at all. The consummation of the private financing transaction is not conditioned upon the consummation of the Asset Sale. In addition, we intend to use the net proceeds of the Asset Sale to pay certain indebtedness. If the Asset Sale is not consummated, our ability to service our indebtedness, including the private debt financing, may be adversely impacted and our financial condition and results of operations may be adversely affected.

The pendency of the Asset Sale could adversely affect our business, financial results, and operations.

The announcement and pendency of the Asset Sale could cause disruptions and create uncertainty surrounding our business and affect our relationships with our customers and employees. In addition, we have diverted, and will continue to divert, significant management resources to complete the Asset Sale, which could have a negative impact on our ability to manage our existing operations or our business and operations after we acquire Clean Earth, or make it more difficult to pursue alternative strategic transactions. Until the consummation of the Asset Sale, we will not receive any of the potential benefits from the Asset Sale, including the cash proceeds from the Asset Sale, which we intend to use to repay certain senior indebtedness. A delay in the consummation of the Asset Sale or the receipt of the cash proceeds therefrom could adversely affect our ability to service our indebtedness, including the private debt financing.

If the Asset Sale is not consummated, our actual financial position and results of operations will differ materially from the unaudited pro forma financial information.

The unaudited pro forma financial information is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations would have been had the Transactions been consummated on the dates indicated. In particular, the unaudited pro forma consolidated financial information reflects the consummation of the Asset Sale, which has yet to occur and no assurance can be made that it will occur in the expected timeframe or at all. In the event the Asset Sale does not occur, but the Acquisition and the private debt financing are consummated, our actual financial position and results of operations will be significantly different than the unaudited pro forma financial information.